Dresser-Rand 3Q06 Conference Call November 7, 2006

Safe Harbor Today's presentation includes forward looking statements that involve risks. Please refer to Dresser-Rand's Forms 10Q and 10-K recently filed with the SEC for details on factors that may influence results.

3Q06 Highlights Net Income of $23 million or $0.27 per share Operating cash flow was $85 million Significant improvement 3Q06 vs. 3Q05: Operating Income + 35% New Unit bookings + 129% Aftermarket bookings + 23% Backlog + 36%

LTM Bookings - Third Quarter ($ in Millions) 3Q04 3Q05 3Q06 1095.839 1337.064 1692.9 North 46.9 45 27% higher than 9/30/05 54% higher than 9/30/04

Applied Technology First 9 months 2006 vs. corresponding period last year Bookings + 218% Sales + 175% Technical Center of Excellence - new office in Bethlehem PA

Shell Global Procurement Agreement Shell signed an agreement authorizing DRC to be a global supplier for rotating equipment and services Extends DRC's working relationship with Shell Worldwide Clear validation of DRC value proposition Only Agreement of its Kind within this Industry Class of Equipment

Marathon's Garyville Refinery Expansion DRC sole sourced to supply compression equipment and start-up services 6 turbo compressor trains 8 reciprocating compressors Planned project to increase production ~ 180,000 bpd Value of equipment order ~ $63 million

Backlog by Segment ($ in Millions) 3Q04 3Q05 3Q06 New Units 417.786 687.315 900.3 Aftermarket 168.414 185.52 282.7 Backlog of $1,183 36% higher than 3Q05 102% higher than 3Q04 New unit backlog up 31% vs. last year Aftermarket backlog up 52% vs. last year Backlog scheduled for 2007 New Units - $647 Aftermarket - $117 $872 $586 $1,183

3Q06 Actual

Operating Income ($ in Millions) 3Q05 3Q06 35.842 48.4 Operating income increased 35% compared to 3Q05 Margins increased 400 bp Pricing + Aftermarket sales + Margin 11.6% Margin 15.6% $48.4 $35.8

Operating Margins by Segment 3Q05 3Q06 New Units 0.051 0.101 Aftermarket 0.261 0.264 Operating margins improved in both segments compared to 3Q05: New units principally benefited from improved pricing, better mix and lower cost allocations due to revenue mix Aftermarket principally benefited from pricing partially offset by higher cost allocations

Liquidity ($ in Millions) Dec. 05 Mar. 06 Jun. 06 Sept. 06 Revolver 169 151.4 175 159.5 Cash 98 58.7 49 129.5 Revolver availability $160 Letters of Credit outstanding $190 $267 $210 $224 $290

Cash Flow - 3Q06 and 3Q05 ($ in Millions)

Capital Structure Dec.04 Dec. 05 Jun. 06 Sept. 06 Revolver 0.56 0.45 0.45 0.3705 Credit Rating Upgrades S&P Corporate Rating to BB- in Sept. 2006 Moody's: Corporate Rating to Ba3 in June 2006 Sr. Secured Credit Facility to Ba1 in September 2006 7 3/8% Notes to B1 in September 2006 Prepaid $50 million in October Dec.04 Dec. 05 Jun. 06 Sept. 06 Revolver 4.77 2.7 2.4 1.9 Net Debt to Adjusted EBITDA Net Debt to Capital See Appendix for adjusted EBITDA reconciliation to GAAP

Outlook High energy demand Record backlog / Strong bookings 4Q EPS expected range - $0.44 to $0.51 (assuming no exit unit expense and 39% effective tax rate)

(c) Copyright 2005 Appendix

EBITDA ($ in Millions)

Cash Flow - First 9 Months ($ in Millions)

(c) Copyright 2005